UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2012

HORIZON LINES, INC.

(Exact name of registrant as specified in its Charter)

Delaware	001-32627	74-3123672
(State or Other Jurisdiction of Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

(Address of Principal Executive Offices, including Zip Code)

(704) 973-7000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Directors or Certain Officers

On November 8, 2012, Horizon Lines, Inc. (the “Company”) and Mr. Brian Taylor entered into a Separation Agreement related to Mr. Taylor’s employment as Executive Vice President and Chief Operating Officer of the Company. Mr. Taylor is resigning from the Company effective November 30, 2012, and he intends to remain available for a limited time thereafter in a consulting capacity.

Under the terms of the Separation Agreement, Mr. Taylor will not receive any benefits under the Company’s existing Executive Severance Plan, but will receive:

•	Two years base salary of $370,000 per year, payable in accordance with regular payroll practices;

•

Amounts payable under the Company’s 2012 Management Incentive Plan, payable to the same extent that bonuses are payable to other executive officers covered by the 2012 Management Incentive Plan for the 2012 fiscal year;

•	A lump sum payment of approximately $49,000, which is equal to 24 times the monthly premium for COBRA continuation coverage under the Company’s health benefit plan;

•	A lump sum payment of $25,000 in order to obtain outplacement services; and

•	Reimbursement of legal expenses incurred in connection with the Separation Agreement of up to $15,000.

In consideration for the payments and other benefits accruing to Mr. Taylor under the Separation Agreement, Mr. Taylor agreed not to compete with the Company for a period of two years and provided the Company with a general release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HORIZON LINES, INC. (Registrant)

Date: November 8, 2012	By:	/s/ Michael T. Avara
Michael T. Avara
Executive Vice President and Chief Financial Officer